Exhibit 99.1

CONTACTS: 408-995-5115
Media Relations: Bill Highlander, Ext. 1244
Investor Relations: Rick Barraza, Ext. 1125
Karen Bunton, Ext. 1121
Lisa Poelle, Ext. 1285

CALPINE REPORTS FIRST QUARTER 2005
FINANCIAL AND OPERATING RESULTS

     (SAN JOSE, CALIF.) /PR NEWSWIRE-First Call/ May 5, 2005 — Calpine Corporation [NYSE:CPN] reported financial and operating results for the three months ended March 31, 2005. A conference call, set for 8:30 a.m. PDT today, will be accompanied by a comprehensive presentation of the first quarter results. The presentation will be posted on Calpine’s investor relations page at www.calpine.com prior to the conference call.

	First Quarter
	(unaudited)
	2005	2004	% Chg
Megawatt-hours Generated (millions)(a)	22.4	21.1	6%
Megawatts in Operation at March 31	26,649	23,179	15%
Revenue (millions)	$2,212.7	$2,032.3	9%
Net (Loss) (millions)	$(168.7)	$(71.2)	(137)%
Basic and Diluted (Loss) Per Share	$(0.38)	$(0.17)	(124)%
Operating Cash Flow (millions)	$(114.6)	$(173.2)	34%
EBITDA, as adjusted (millions) (b)	$262.4	$293.3	(11)%
EBITDA, as adjusted, for non-cash and other charges (millions) (c)	$244.6	$303.0	(19)%
Total Assets (billions)	$27.6	$27.4	0.7%

(a)	From continuing operations.

(b)	Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.

(c)	See Supplemental Data for reconciliation from EBITDA, as adjusted.

     Pete Cartwright, Calpine president and chief executive officer, stated, “Traditionally, we experience seasonably low revenue and spark spread during the first quarter. And, while Calpine operated at a loss for the quarter, results were in-line with our expectations and we remain on target for our year-end financial results.

     “Let’s begin with where we were for the quarter. Calpine’s total spark spread and power production increased over 2004 levels; however, financial results continued to be impacted by higher operating and interest expense associated with new plants coming on line. As a result, Calpine recorded a net loss per share of $0.38.

CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

     “Nearer-term, market conditions continue to improve, and Calpine is pursuing opportunities to further leverage our operating fleet, especially in California and Texas where forward pricing for the summer is strong. And we remain on track to complete our previously announced programs of raising nearly $900 million of liquidity-enhancing transactions and repurchasing over $1 billion of corporate debt.”

2005 First Quarter Financial Results

     For the three months ended March 31, 2005, Calpine reported revenue of $2.2 billion, representing an increase of 9% over the same period in the prior year, and a net loss per share of $0.38, or a net loss of $168.7 million, compared to a net loss per share of $0.17, or a net loss of $71.2 million, for the same quarter in the prior year.

     For the three months ended March 31, 2005, Calpine’s average capacity in operation for consolidated projects increased by 21% to 26,368 megawatts. The company generated approximately 22.4 million megawatt-hours, which equated to a baseload capacity factor of 44%, and realized an average spark spread of $24.10 per megawatt-hour. For the same period in 2004, Calpine generated 21.1 million megawatt-hours, which equated to a capacity factor of 50%, and realized an average spark spread of $20.65 per megawatt-hour.

     Gross profit increased by $28.5 million, or 25%, to $140.6 million in the three months ended March 31, 2005, over the same period in the prior year. Despite improvements in market fundamentals, total spark spread—which increased by $104.2 million, or 24%, in the first quarter of 2005, compared to the same period in 2004—did not increase commensurately with the increases in plant operating expense, transmission purchase expense, depreciation, and interest expense associated with new power plants coming on line. In the first quarter of 2005, gross profit was reduced by transaction fees of $17.3 million associated with prepaid commodity transactions at Calpine’s Deer Park Energy Center.

     During the three months ended March 31, 2005, financial results were affected by a $100.5 million increase in interest expense, as compared to the same period in 2004. This occurred as a result of higher average interest rates and lower capitalization of interest expense as new plants entered commercial operation. During the quarter, the company recorded a $21.8 million gain from the repurchase of debt.

     Other expense was $4.0 million for the three months ended March 31, 2005, compared to other income of $18.4 million for the three months ended March 31, 2004. The difference includes a $4.7 million decrease in foreign currency transaction gain between periods and, in addition, in 2004 Calpine recorded non-recurring gains on the sale of a variety of oil and gas properties to the Calpine Natural Gas Trust of $6.2 million and a favorable warranty settlement in the amount of $5.1 million.

     In the first quarter of 2004, Calpine recognized $36.0 million of income from discontinued operations, net of tax primarily resulting from the gain from the sale of the Lost Pines 1 Power Project. There was no corresponding income from discontinued operations in the first quarter of 2005 and no assets held for sale as of March 31, 2005.

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

Liquidity and Financing Highlights

     During the quarter, as part of its 2005 liquidity program, Calpine:

•	Completed a $503 million, non-recourse project finance facility to complete construction of its 375-megawatt Mankato and 250-megawatt Freeport power plants. Upon closing, Calpine received approximately $97 million for construction costs spent to date on the two projects. The remaining amount available under the facility will be used to fund completion of the projects; and

•	Entered into a 650-megawatt, six-year power sales agreement with Merrill Lynch Commodities, Inc. As part of the transaction, Calpine’s Deer Park Energy Center received an upfront payment, net of fees, of approximately $195 million for future power deliveries, and expects to receive approximately $70 million in additional up-front payments over the next several months.

     Calpine ended the quarter with cash and cash equivalents on hand of approximately $800 million. In addition to this amount, the company’s current portion of restricted cash totaled approximately $500 million.

     During the first quarter, Calpine repurchased $80.6 million of the principal amount of its outstanding debt as listed below:

-	8 5/8% Senior Notes Due 2010	$48,725,000
-	8 1/2% Senior Notes Due 2011	$31,843,000

     The securities were repurchased in exchange for $58.1 million in cash. After the write-off of deferred financing costs and unamortized discounts on the notes, Calpine recorded a pre-tax gain on the repurchase of debt totaling $21.8 million.

     Subsequent to March 31, 2005, Calpine has repurchased $94.3 million of the principal amount of its outstanding debt as listed below:

-	10 1/2% Senior Notes Due 2006	$3,485,000
-	7 5/8% Senior Notes Due 2006	$1,335,000
-	8 3/4% Senior Notes Due 2007	$3,000,000
-	7 3/4% Senior Notes Due 2009	$26,000,000
-	8 5/8% Senior Notes Due 2010	$29,468,000
-	8 1/2% Senior Notes Due 2011	$31,000,000

     The securities were repurchased in exchange for approximately $56.1 million in cash. After the write-off of deferred financing costs and unamortized discounts on the notes, Calpine recorded a pre-tax gain on the repurchase of debt totaling approximately $37 million, which will be reflected in the second quarter financial results.

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

Additional Opportunities

     In addition to its liquidity-enhancing transactions and debt repurchases described above, Calpine is moving forward on a number of opportunities that it expects will provide additional liquidity and reduce debt. These transactions include:

•	A $130 million project financing of Calpine’s 80-megawatt Bethpage power plant, which is projected to close by May 31. This financing will provide for $10 million of letters of credit and will provide approximately $60 million to Calpine for construction costs spent to date on this plant. The balance will be used to complete construction of Bethpage, currently scheduled for commercial operation in July; and

•	The potential sale of the company’s 1,200-megawatt Saltend Energy Centre. Final bids are expected on May 6. While the company has not made a final decision to sell Saltend, if the bids meet Calpine’s expectations, the company expects the sale to be completed by July 31, 2005. Proceeds from the potential sale would be used to repay the two outstanding preferred securities totaling $620 million, with the balance of the proceeds to be used to repurchase debt.

Operations Update

     Calpine continues to improve power plant efficiencies and lower operating costs. During the first quarter, Calpine:

•	Decreased its average baseload heat rate to 7,091 million British thermal units per kilowatt-hour for the year, compared to 7,115 in 2004;

•	Reduced total plant operating expense (based on a trailing 12-month period at an assumed 70% capacity factor) to $5.15 per megawatt-hour from $5.24 per megawatt-hour in 2004;

•	Operated its natural gas-fired and geothermal power plants with an average availability of 90%, compared to 92% in 2004;

•	Was awarded three patents from the U.S. Patents and Trademark Office to Power Systems Manufacturing (PSM), Calpine’s turbine parts manufacturing subsidiary, bringing PSM’s total patents held to 35; and

•	Continued to reduce its fleetwide emissions and improve operating efficiencies with the installation of two newly designed PSM combustion systems at Calpine’s Texas City 501D5 and the South Point 501F combined-cycle power plants. These systems will reduce nitrogen oxide and carbon monoxide emissions to single-digit levels without the need for selective catalytic reduction and will enhance fuel efficiencies.

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

New Market Opportunities

     For the quarter, Calpine signed one renegotiated and 23 new power contracts, representing more than 1,340 megawatts of capacity and approximately 4.0 million megawatt-hours. The weighted average on-peak spark spread for these contracts is approximately $16.50 per megawatt-hour, with a two-year weighted average life.

     Calpine recently announced:

•	A contract to provide 75 megawatts of transmission must-run services to the Alberta Electric System Operator to help provide voltage support to the transmission system in southern Alberta; and

•	A 20-year power sales agreement in partnership with Mitsui & Co., Ltd., with the Ontario Power Authority to provide energy from a new 1,005-megawatt natural gas-fired power plant to be located in Ontario. As part of its turbine inventory deployment program, Calpine’s equity in the project will be three of the company’s gas turbines and one steam turbine.

     Included in the attached Supplemental Data to this news release is an updated report summarizing Calpine’s total estimated generation capacity and capacity currently under contract through 2009. A full detailed report is available on the company’s website at www.calpine.com.

Conference Call Information

     Calpine will host a conference call to discuss its first quarter 2005 financial and operating results on Thursday, May 5, 2005, at 8:30 a.m. PDT. To participate via the teleconference (in listen-only mode), dial 1-888-603-6685 at least five minutes before the start of the call. In addition, Calpine will simulcast the conference call and presentation live via the Internet. The web cast and presentation will be available for 30 days on Calpine’s investor relations page at www.calpine.com.

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

About Calpine

     A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states, three Canadian provinces and the United Kingdom. Its customized products and services include wholesale and retail electricity, natural gas, gas turbine components and services, energy management, and a wide range of power plant engineering, construction and operations services. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit http://www.calpine.com.

     This news release discusses certain matters that may be considered “forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) a competitor’s development of lower cost generating gas-fired power plants; (vi) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (vii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (viii) the effects on the company’s business resulting from reduced liquidity in the trading and power industry; (ix) the company’s ability to access the capital markets or obtain bank financing on attractive terms; (x) the direct or indirect effects on the company’s business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the company’s current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xi) other risks identified from time-to-time in the company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2004, which can also be found on the company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the company undertakes no duty to update this information.

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

CALPINE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three Months Ended March 31, 2005 and 2004
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004

Revenue:
Electric generation and marketing revenue Electricity and steam revenue	$1,403,549	$1,245,887
Transmission sales revenue	3,744	5,675
Sales of purchased power for hedging and optimization	356,130	380,028

Total electric generation and marketing revenue	1,763,423	1,631,590
Oil and gas production and marketing revenue Oil and gas sales	10,820	14,135
Sales of purchased gas for hedging and optimization	420,296	352,737

Total oil and gas production and marketing revenue	431,116	366,872
Mark-to-market activities, net	(3,531)	12,518
Other revenue	21,670	21,312

Total revenue	2,212,678	2,032,292

Cost of revenue:
Electric generation and marketing expense Plant operating expense	195,626	172,777
Transmission purchase expense	23,510	19,483
Royalty expense	10,329	5,882
Purchased power expense for hedging and optimization	288,787	374,939

Total electric generation and marketing expense	518,252	573,081
Oil and gas operating and marketing expense Oil and gas operating expense	13,000	13,236
Purchased gas expense for hedging and optimization	413,259	360,487

Total oil and gas operating and marketing expense	426,259	373,723
Fuel expense	921,349	789,749
Depreciation, depletion and amortization expense	143,228	129,407
Operating lease expense	24,777	27,799
Other cost of revenue	38,171	26,380

Total cost of revenue	2,072,036	1,920,139

Gross profit	140,642	112,153
(Income) loss from unconsolidated investments	(6,064)	(1,185)
Equipment cancellation and impairment cost	(73)	2,360
Project development expense	8,720	7,717
Research and development expense	7,034	3,816
Sales, general and administrative expense	57,137	54,328

Income from operations	73,888	45,117
Interest expense	348,937	248,466
Interest (income)	(14,331)	(12,060)
Minority interest expense	10,614	8,435
(Income) from repurchase of various issuances of debt	(21,772)	(835)
Other expense (income), net	3,980	(18,425)

Income (loss) before provision or benefit for income taxes	(253,540)	(180,464)
Provision (benefit) for income taxes	(84,809)	(73,232)

Income (loss) before discontinued operations	(168,731)	(107,232)

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

	Three Months Ended
	March 31,
	2005	2004
(in thousands, except per share amounts)	(Unaudited)

Discontinued operations, net of tax provision (benefit) of $— and $(392)	—	36,040

Net income (loss)	$(168,731)	$(71,192)

Basic and diluted earnings (loss) per common share:
Weighted average shares of common stock outstanding	447,599	415,308
Income (loss) before discontinued operations	$(0.38)	$(0.26)
Discontinued operations, net of tax	$—	$0.09

Net income (loss)	$(0.38)	$(0.17)

The financial information presented above and in the Supplemental Data is subject to adjustment until the company files its Form 10-Q with the United States Securities and Exchange Commission for the three months ended March 31, 2005.

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

CALPINE CORPORATION AND SUBSIDIARIES
Supplemental Data
(unaudited)

CASH FLOW DATA

	Three Months Ended
	March 31,
	2005	2004
(in thousands)

Cash used in operating activities	$(114,592)	$(173,230)
Cash used in investing activities	(220,848)	(71,371)
Cash provided by (used in) financing activities	368,710	(160,091)
Effect of exchange rate changes on cash and cash equivalents	(4,086)	(4,310)

Net increase (decrease) in cash and cash equivalents.	$29,184	$(409,002)

RECONCILIATION OF GAAP CASH USED IN OPERATING ACTIVITIES TO
EBITDA, AS ADJUSTED (1)

	Three Months Ended
	March 31,
	2005	2004
(in thousands)

Cash used in operating activities	$(114,592)	$(173,230)
Less: Changes in operating assets and liabilities, excluding the effects of acquisitions	(82,826)	(137,745)
Less: Additional adjustments to reconcile net income to net cash used in operating activities, net	136,965	35,707

GAAP net income (loss)	(168,731)	(71,192)
(Income) loss from unconsolidated investments	(6,064)	(1,185)
Distributions from unconsolidated investments	4,872	5,140

Subtotal	(169,923)	(67,237)
Interest expense	348,937	248,466
1/3 of operating lease expense	8,259	9,266
Provision (benefit) for income taxes	(84,809)	(73,232)
Depreciation, depletion and amortization expense (“DD&A”)	159,954	151,396
Interest expense, provision (benefit) for income taxes, DD&A and income from unconsolidated investments from discontinued operations	—	24,633

EBITDA, as adjusted	$262,418	$293,292

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

RECONCILIATION OF EBITDA, AS ADJUSTED TO EBITDA, AS ADJUSTED FOR NON-CASH AND OTHER CHARGES (2)

	Three Months Ended
	March 31,
	2005	2004

(in thousands)

EBITDA, as adjusted	$262,418	$293,292
Equipment cancellation and impairment cost	(73)	2,360
Foreign currency transaction (gain) loss	(5,240)	(9,984)
Unrealized mark-to-market activity (gain) loss	(8,838)	4,945
(Income) from repurchase of various issuances of debt	(21,772)	(835)
SFAS No. 123 (stock-based compensation expense)	7,136	4,266
Minority interest expense	10,614	8,435
(Income) loss on interest rate swap ineffectiveness	33	398
Other non-cash and other charges	338	168

EBITDA, as adjusted, for non-cash and other charges	$244,616	$303,045

SUPPLEMENTARY POWER DATA

	Three Months Ended
	March 31,
	2005	2004

Generation (in MWh, in thousands) (3)	22,360	21,050

Average electric price realized (per MWh)	$65.78	$59.43

Average spark spread adjusted for benefits of equity gas production (per MWh)	$24.10	$20.65

SUPPLEMENTARY EQUIVALENT NATURAL GAS PRODUCTION DATA (4)

	Three Months Ended
	March 31,
	2005	2004

(in Bcfe)

Natural Gas Production
United States	8	11
Canada	—	—

Total	8	11

Average daily production rate (millions of cfe)	88	118
Average realized price per Mcfe	$6.36	$5.80
Average unit production cost per Mcfe (excluding interest expense)	$1.45	$0.91
Average unit DD&A cost per Mcfe (excluding impairment and interest expense)	$1.92	$1.76

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

CALPINE CONTRACTUAL PORTFOLIO – AS OF MARCH 31, 2005

	Apr - Dec
	2005	2006	2007	2008	2009
Estimated Generation Capacity
(in millions of MWh)
- Baseload	143.5	200.3	211.6	221.8	221.2
- Peaking	19.2	25.8	26.3	26.9	26.8

Total	162.7	226.1	237.9	248.7	248.0

Contractual Generation
(in millions of MWh)
- Baseload	80.0	78.1	60.0	58.0	55.2
- Peaking	14.9	18.9	18.7	18.0	15.0

Total	94.9	97.0	78.7	76.0	70.2

% Sold
- Baseload	56%	39%	28%	26%	25%
- Peaking	78%	73%	71%	67%	56%
Total	58%	43%	33%	31%	28%

Contractual Spark Spread (in millions)	$1,474	$1,851	$1,602	$1,526	$1,439

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CALPINE REPORTS FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

May 5, 2005

	As of	As of
CAPITALIZATION	March 31, 2005	December 31, 2004

Cash and cash equivalents (in billions)	$0.8	$0.8

Total debt (in billions)	$18.1	$18.0

Debt to capitalization ratio	79%	78%

Present value of operating leases (in billions)	$1.2	$1.3

Unconsolidated debt of equity and cost method investments (estimated, in billions) (5)	$0.2	$0.1

($ in thousands):

Short-term debt
Notes payable and borrowings under lines of credit, current portion	$209,652	$204,775
Preferred interests, current portion	268,794	8,641
Capital lease obligation, current portion	5,780	5,490
CCFC I financing, current portion	3,208	3,208
Construction/project financing, current portion	100,773	93,393
Senior notes and term loans, current portion	711,769	718,449

Total short-term debt	1,299,976	1,033,956

Long-term debt
Notes payable and borrowings under lines of credit, net of current portion	682,429	769,490
Notes payable to Calpine Capital Trust	517,500	517,500
Preferred interests, net of current portion	493,396	497,896
Capital lease obligation, net of current portion	281,756	283,429
CCFC I financing, net of current portion	782,020	783,542
CalGen/CCFC II financing	2,395,795	2,395,332
Construction/project financing, net of current portion	2,003,443	1,905,658
Convertible Senior Notes Due 2006	1,311	1,326
Convertible Senior Notes Due 2014	623,429	620,197
Convertible Senior Notes Due 2023	633,775	633,775
Senior notes, net of current portion	8,429,128	8,532,664

Total long-term debt	16,843,982	16,940,809

Total debt	$18,143,958	$17,974,765

Minority interests	388,499	393,445
Total stockholders’ equity	4,349,852	4,587,673

Total capitalization	$22,882,309	$22,955,883

Debt to capitalization ratio Total debt	$18,143,958	$17,974,765
Total capitalization	$22,882,309	$22,955,883

Debt to capitalization	79%	78%

(1)	This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt and to raise additional funds. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus interest expense (including one-third of operating lease expense, which is management’s estimate of the component of operating lease expense that constitutes interest expense), plus provision for tax, plus DD&A. The interest, tax, DD&A and income from unconsolidated investments components of discontinued operations are added back in calculating EBITDA, as adjusted.

(2)	This non-GAAP measure is presented as a further refinement of EBITDA, as adjusted, to reflect the company’s ability to service debt with cash.

(3)	Does not include MWh generated by unconsolidated investments in power projects.

(4)	From continuing operations.

(5)	Amounts based on Calpine’s ownership percentage.